Exhibit 4.1

SECOND SUPPLEMENTAL INDENTURE

Dated as of September 26, 2007

to

INDENTURE

Dated as of January 26, 1999

among

ACUITY BRANDS, INC., formerly known as ACUITY BRANDS HOLDINGS, INC.,

OLD ABI, INC., formerly known as ACUITY BRANDS, INC.,

as successor to NATIONAL SERVICE INDUSTRIES, INC.

and

THE BANK OF NEW YORK TRUST COMPANY, N.A.,

as successor to THE BANK OF NEW YORK, as successor to SUNTRUST BANK,

formerly known as SUNTRUST BANK, ATLANTA, as Trustee

Senior Debt Securities

SECOND SUPPLEMENTAL INDENTURE, dated as of September 26, 2007 (this “Second Supplemental Indenture”), between OLD ABI, INC., a Delaware corporation formerly known as ACUITY BRANDS, INC. (the “Company”), ACUITY BRANDS, INC., a Delaware corporation formerly known as ACUITY BRANDS HOLDINGS, INC. (said corporation, together with its successors and assigns, herein referred to as “Holdco”), and THE BANK OF NEW YORK TRUST COMPANY, N.A., as trustee (the “Trustee”), as successor to THE BANK OF NEW YORK, as successor to SUNTRUST BANK, formerly known as SUNTRUST BANK, ATLANTA, a Georgia banking corporation.

W I T N E S S E T H:

WHEREAS, National Service Industries, Inc., a Delaware corporation (“NSI”), and the Trustee entered into an Indenture, dated as of January 26, 1999 (the “Base Indenture”), pursuant to which NSI issued its 8.375% Notes due August 1, 2010 (the “2010 Notes”), and its 6% Notes due 2009 (the “2009 Notes” and collectively with the 2010 Notes, the “Notes”);

WHEREAS, NSI, the Company, L&C Lighting Group, Inc., a Delaware corporation, The ZEP Group, Inc., a Delaware corporation, and the Trustee entered into a First Supplemental Indenture, dated as of October 23, 2001 (the “First Supplement Indenture” and together with the Base Indenture, the “Indenture”), pursuant to which the Company assumed, in accordance with Section 801 thereof, the due and punctual payment of the principal of (and premium, if any) and interest (including all Additional Amounts, if any) on all the Securities and the performance of every covenant of the Indenture on the part of NSI to be performed or observed, and NSI was released from all such obligations in accordance with Section 802 thereof;

WHEREAS, the Company has conveyed or transferred all of its assets to Holdco (the “Transfer”);

WHEREAS, pursuant to Section 801 of the Indenture, the Company may convey, transfer or lease its properties and assets substantially as an entirety to any other corporation, partnership or trust organized and existing under the laws of the United States of America, any state thereof or the District of Columbia; provided that such Person shall expressly assume, by a supplemental indenture executed and delivered to the Trustee and in form satisfactory to the Trustee, the due and punctual payment of the principal of (and premium, if any) and interest (including all Additional Amounts, if any) on all the Securities and the performance of every covenant of the Indenture on the part of the Company to be performed or observed;

WHEREAS, Holdco will assume all the rights and obligations of, and succeed to and be substituted for, the Company under the Indenture and the Securities;

WHEREAS, to evidence the assumption of the obligations under the Indenture and the Securities by Holdco and the release of the Company from its obligations and covenants under the Indenture and the Securities in accordance with Sections 801 and 802 of the Indenture, Holdco has agreed to execute and deliver this Second Supplemental Indenture; and

WHEREAS, the Company has delivered, or caused to be delivered, to the Trustee, an Officers’ Certificate and an Opinion of Counsel meeting the requirements of Section 801(c) of the Indenture;

NOW, THEREFORE, in consideration of the above premises, Holdco, the Company and the Trustee each agree, for the benefit of the other, and for the equal and ratable benefit of the Holders of the Notes, as follows:

ARTICLE I

ASSUMPTION OF OBLIGATIONS

Section 101. Assumption of Obligations under Indenture. Holdco hereby fully and unconditionally assumes the due and punctual payment of the principal of (and premium, if any) and interest (including all Additional Amounts, if any) on all the Securities (including, without limitation, the Notes) and the performance of every covenant of the Indenture on the part of the Company to be performed or observed.

ARTICLE II

RELEASE OF OBLIGATIONS

Section 201. Release of the Company from Obligations. The Trustee, on behalf of the Holders of the Securities, hereby relieves the Company from all obligations and covenants under the Indenture and the Securities (including, without limitation, the Notes).

ARTICLE III

MISCELLANEOUS PROVISIONS

Section 301. Terms Defined. For all purposes of this Second Supplemental Indenture, capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Indenture.

Section 302. Effect of Second Supplemental Indenture. Upon the execution and delivery of this Second Supplemental Indenture by the Company, Holdco and the Trustee, the Indenture shall be supplemented in accordance herewith, and this Second Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby. In accordance with Section 802 of the Indenture, upon the execution and delivery of this Second Supplemental Indenture by the Company, Holdco and the Trustee, Holdco shall succeed to and be substituted for the Company with the same effect as if it had been named therein as the party of the first part and the Company shall be released and relieved as heretofore agreed.

Section 303. Indenture and Second Supplemental Indenture Construed Together. This Second Supplemental Indenture is an indenture supplemental to and in implementation of the Indenture, and the Indenture and this Second Supplemental Indenture shall henceforth be read and construed together.

Section 304. Confirmation of Indenture. Except as amended by this Second Supplemental Indenture, the Indenture and the Notes are in all respects ratified and confirmed, and all the terms thereof shall remain in full force and effect. The Trustee has no responsibility for correctness of the recitals of facts herein contained, which shall be taken as the statements of the Company and Holdco, and makes no representations as to the validity or sufficiency of this Second Supplemental Indenture and shall incur no liability or responsibility in respect of the validity thereof.

Section 305. Conflict with Trust Indenture Act. If any provision of this Second Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act (the “Act”) that is required under the Act to be part of and govern any provision of this Second Supplemental Indenture, the provision of the Act shall control. If any provision of this Second Supplemental Indenture modifies or excludes any provision of the Act that may be so modified or excluded, the provision of the Act shall be deemed to apply to the Indenture as so modified or to be excluded by this Second Supplemental Indenture, as the case may be.

Section 306. Severability. In case any provision in this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 307. Headings. The Article and Section headings of this Second Supplemental Indenture have been inserted for convenience of reference only, are not to be considered part of this Second Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 308. Benefits of Second Supplemental Indenture. Nothing in this Second Supplemental Indenture or the Securities, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder, any Authenticating Agent, Paying Agent and Security Registrar, and the Holders, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Second Supplemental Indenture or the Securities.

Section 309. Certain Duties and Responsibilities of the Trustee. In entering into this Second Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct of, affecting the liability of or affording protection to the Trustee, whether or not elsewhere herein so provided.

Section 310. Governing Law. THIS SECOND SUPPLEMENTAL INDENTURE, THE INDENTURE AND THE SECURITIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 311. Successors. All agreements of Holdco and the Company in this Second Supplemental Indenture shall bind their respective successors and assigns. All agreements of the Trustee in this Second Supplemental Indenture shall bind the Holders of all Securities and all successors and assigns of the Trustee or such Holders.

Section 312. Multiple Counterparts. The parties may sign multiple counterparts of this Second Supplemental Indenture. Each signed counterpart shall be deemed an original, but all of them together represent the same agreement.

Section 313. Endorsement and Change of Form of Notes. Any Notes authenticated and delivered after the date of this Second Supplemental Indenture in exchange or substitution for Notes then outstanding and all Notes presented or delivered to the Trustee on and after that date for such purpose shall (unless textually revised as hereinafter provided) be stamped or typewritten by the Trustee with a notation as follows:

“Acuity Brands, Inc., a Delaware corporation formerly known as Acuity Brands Holdings, Inc. (“Acuity”), has assumed the obligations of Old ABI, Inc., a Delaware corporation formerly known as Acuity Brands, Inc. (“Old ABI”(which itself previously succeeded to National Service Industries, Inc.’s (“NSI”) obligations hereunder)) as successor to Old ABI in connection with the transfer to Acuity of the properties and assets of Old ABI substantially as an entirety. Acuity has expressly assumed the due and punctual payment of the principal of and interest on all the Notes and the due and punctual performance and observance of all the covenants and obligations in the Indenture to be performed by Old ABI, and Old ABI will be relieved from all covenants and obligations under the Notes and the Indenture in accordance with the Second Supplemental Indenture referred to below. The Indenture dated as of January 26, 1999 referred to in this Note has been amended by a First Supplemental Indenture dated as of October 23, 2001 to provide for NSI’s release under the Notes and the Indenture and a Second Supplemental Indenture dated as of September 26, 2007 to provide for such assumptions of obligations by Acuity and the release of Old ABI from such obligations. Reference is hereby made to said Second Supplemental Indenture, copies of which are on file with The Bank of New York Trust Company, N.A. (as successor to the Bank of New York as successor to SunTrust Bank), as Trustee, for a description of the amendments therein made.”

Any Notes hereafter authenticated and delivered in exchange or substitution for Notes then outstanding shall, if Holdco so elects, be textually revised in a form approved by the Trustee to make reference to the Second Supplemental Indenture and to reflect the supplement of the Indenture hereby instead of being stamped or typewritten as hereinabove provided.

Section 314. Effectiveness of Second Supplemental Indenture. This Second Supplemental Indenture shall be effective upon the execution and delivery by the Company, Holdco and the Trustee.

Section 315. Indemnification of Trustee. Holdco agrees to indemnify, defend and hold harmless the Trustee and its officers, directors, employees, agents, counsel, and their respective successors, assigns, heirs, personal representatives and administrators (collectively, the “Indemnified Parties”) from and against, for and in respect of, any and all Losses (as hereinafter defined), including, but not limited to, those which might arise as a result of Litigation (as hereinafter defined) or Third-Party Claims (as hereinafter defined), assessed against, or paid, suffered or incurred by, any Indemnified Party which directly or indirectly result from or are based upon, or arise out of: (i) the execution, delivery and performance of this Agreement; (ii) the Transfer, and all other transactions described herein (collectively, the “Transactions”); (iii) the inaccuracy, untruth, or breach of any representation, warranty, statement or opinion made by Holdco or its officers, agents or counsel pursuant to this Agreement or the Indenture, or contained in any certificate, opinion or other document or paper furnished to the Trustee by Holdco or its officers, agents or counsel in connection herewith or the Indenture; (iv) any breach or failure to perform any covenant or agreement set forth in the Indenture by the Company in connection with the Transactions; or (v) any action or failure to act on the part of the Trustee or any other Indemnified Party in connection with this Agreement or the Indenture with respect to the Transactions. Notwithstanding anything else herein contained, the foregoing indemnity shall not be applicable to any Losses suffered or incurred by any Indemnified Party as result of such Indemnified Party’s negligence or bad faith.

For purposes of this Section, the terms “Litigation,” “Losses,” “Third-Party Claim” and “Indemnification Claim” shall have the following meanings:

“Litigation” shall mean any demand, action, suit, cause of action, claim, complaint, prosecution, formal, informal, or threatened examination, investigation, hearing or other proceeding (whether civil, criminal or administrative or involving any arbitration) relating to or affecting an Indemnified Party.

“Losses” shall mean any and all assessments, losses, diminution in value, damages, (including direct, indirect, special and consequential damages and sums paid in settlement of claims), liabilities, judgments, costs and expenses (including, without limitation, interest, penalties, fines, reasonable costs of investigation and defense, and the reasonable fees and expenses of attorneys and other advisors).

“Third-Party Claim” shall mean any Litigation (including, without limitation, a binding arbitration or an audit by any governmental or administrative authority) that is instituted or threatened against an Indemnified Party and which, if prosecuted successfully, could result in an Indemnification Claim.

“Indemnification Claim” shall mean any claim for indemnification provided under this Section 315.

Section 316. Trustee’s Fees and Expenses. Without duplication with respect to any obligation of Holdco under Section 315 hereof, Holdco agrees to pay the Trustee upon the execution and delivery of this Agreement and thereafter upon receipt of a written request therefor, fees and expenses of the Trustee incurred in connection with this Agreement and the Transactions, including, without limitation, all attorney’s fees and expenses in connection with (i) the review, negotiation and preparation of this Agreement and any and all documents, opinions, certificates and other papers prepared in connection herewith and with the Transactions, (ii) the administration or enforcement of the Indenture or this Agreement in connection with the Transactions, and (iii) any administrative, judicial, arbitration or other proceedings, or any investigations with respect thereto or in any way related to this Agreement or the Indenture with respect to any of the Transactions.

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SIGNATURES

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first written above.

ACUITY BRANDS, INC., formerly known as ACUITY BRANDS HOLDINGS, INC.

By:	/s/ Kenyon W. Murphy
Name:	Kenyon W. Murphy
Title:	Executive Vice President, Chief Administrative Officer, General Counsel and Assistant Secretary

OLD ABI, INC., formerly known as ACUITY BRANDS, INC., as successor to NATIONAL SERVICE INDUSTRIES, INC.

By:	/s/ Kenyon W. Murphy
Name:	Kenyon W. Murphy
Title:	Executive Vice President, Chief Administrative Officer, General Counsel and Assistant Secretary

THE BANK OF NEW YORK TRUST COMPANY, N.A., as successor to THE BANK OF NEW YORK, as successor to SUNTRUST BANK, formerly known as SUNTRUST BANK, ATLANTA, as Trustee

By:	/s/ Stephan Victory
Name:	Stephan Victory
Title:	Vice President